Exhibit 10.5

LOAN AGREEMENT

Party A                     :           China INSOnline Corp.
PartyB                      :           Liu Lu （刘璐）(Identity Card no.：130203197805150323)

Whereas Party A demand for operating cashflow and borrow a loan from Party B, both Party A and Party B agree the terms as below:

1.              Loan amount: USD Ninety-Eight Thousand Six Hundred and Twenty-Three for settlement of legal fee of USD Forty Thousand, annual audit fee of USD Fifty Thousand, and Broadridge billing of USD Eight Thousand Six Hundred and Twenty-Three.

2.              Loan interest:  rate at 3%, from the date of borrowing to repayment, both days inclusive.  For interest calculation, there is 360 days per year.  Loan interest is payable on the repayment of loan.

3.              Repayment:  On or before December 31, 2010.  If Party A could not repay in cash, Party B has right to request the same value of stock issued by Party A.  Any delay repayment is subject to late charges of 0.1% per day.

4.              This Agreement in duplicate and each party has one.

Party A:	Party B:
China INSOnline Corp.	Liu Lu （刘璐）

/s/Wang Zhenyu	/s/ Liu Lu
November 4, 2010	November 4, 2010